Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	At Dresner Corporate Services
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@ charterbank.net

CHARTER FINANCIAL DECLARES QUARTERLY CASH DIVIDEND

WEST POINT, Ga., November 29, 2011—Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a quarterly cash dividend of 5 cents per share. The dividend is payable on December 29, 2011, to stockholders of record December 13, 2011.

Historically Charter Financial Corporation’s majority holder, First Charter, MHC, has waived the receipt of most dividends declared by Charter Financial Corporation pursuant to Office of Thrift Supervision approval.  First Charter, MHC obtained the approval of the OTS to waive dividends through calendar year 2011.  In July 2011, the Federal Reserve Board succeeded the OTS as the primary federal regulator of First Charter, MHC, and accordingly Federal Reserve Board approval is required for First Charter, MHC to waive dividends in the future.  There can be no assurance that the Federal Reserve Board will permit First Charter, MHC to waive dividends or will not impose restrictions on dividend waivers that make such waivers impracticable.  In such event, Charter Financial ’s dividend policy could change.

 Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution.  CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia, East Alabama and the Florida panhandle.  CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.